Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

This AGREEMENT (this “Agreement”), effective as of the 13th day of January, 2017, is between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the “Investment Manager”), a limited partnership formed under the laws of the state of Delaware, and GOLDMAN SACHS MIDDLE MARKET LENDING LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

WHEREAS, the Company intends to convert into a corporation and elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Investment Manager is an investment adviser that is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to engage the Investment Manager to furnish investment advisory services to the Company pursuant to the terms and conditions set forth in this Agreement, and the Investment Manager wishes to serve as the investment adviser to the Company;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Sub-Advisers. The Investment Manager may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Advisers Act to act as sub-advisers to provide the Company certain services set forth in Sections 2 and 5 hereof, all as shall be set forth in a written contract to which the Company and the Investment Manager shall be parties, which contract shall be subject to approval by the vote of a majority of the board of directors of the Company (the “Board of Directors”) who are not interested persons of the Investment Manager, the sub-adviser, or the Company, cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the Investment Company Act, by the vote of a majority of the outstanding voting securities of the Company and otherwise consistent with the terms of the Investment Company Act.

2. Management Services.

(a) The Investment Manager will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company consistent with the investment objectives and policies of the Company. The Investment Manager will determine from time to time what securities or other investments (each such investment being called herein a “Company Investment” and collectively, “Company Investments”) shall be purchased for the Company, what Company Investments shall be held or sold by the Company, and what portion of the Company Investments shall be held uninvested as cash and cash equivalents, subject always to the provisions of the Company’s organizational documents and of the Investment Company Act, and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish.

(b) The Investment Manager is hereby authorized to cause the Company to make Company Investments, directly or indirectly through one or more subsidiaries or special purposes vehicles.

(c) The Investment Manager is hereby authorized, on behalf of the Company and at the direction of the Board of Directors pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Company Investments and other property and funds held or owned by the Company, including, without limitation, exercising and enforcing rights with respect to any claims relating to such Company Investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(d) Subject to the general supervision of the Board of Directors, the Investment Manager will provide certain administrative services to the Company other than such administrative services provided by the Company’s administrator (such administrator, or any successor administrator, including any affiliate of the Investment Manager, the “Administrator”). The Investment Manager will, to the extent such services are not required to be performed by the Administrator or others pursuant to a custodian agreement (or a transfer agency agreement to the extent that a person other than the Investment Manager is serving thereunder as the Company’s transfer agent), (i) provide supervision of all aspects of the Company’s operations not referred to in paragraphs (a) to (c) above; (ii) coordinate with and oversee the services being performed by the Administrator and the Company’s custodian and transfer agent, (iii) provide the Company with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Company; (iv) provide on behalf of the Company significant managerial assistance to those portfolio companies of the Company that the Company is required to provide such services to under the Investment Company Act; (v) arrange for, at the Company’s expense, (A) the preparation for the Company of all required tax returns, (B) the preparation and submission of reports to existing stockholders and regulatory authorities and (C) the preparation and submission of the Company’s registration statement and all other documents necessary to fulfill regulatory requirements and maintain the registration and qualifications of the Company with the SEC and other regulatory authorities; (vi) maintain all of the Company’s records and (vii) provide the Company with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

(e) The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(f) The Investment Manager will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Administrator or the Company’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the Investment Company Act. The Investment Manager will also provide to the Board of Directors such periodic and special reports as it may reasonably request.

(g) The Investment Manager will notify the Board of Directors of any change in the Investment Manager’s membership within a reasonable time after such change.

(h) The Investment Manager’s services hereunder are not deemed exclusive and it shall be free to render similar services to others. The Investment Manager may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of the Investment Manager or any manager, partner, officer or employee of the Investment Manager to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company Investments, subject at all times to applicable law).

3. Allocation of Charges and Expenses. The Investment Manager will pay all costs incurred by it in connection with the performance of its duties under Section 2. The Investment Manager will pay the compensation and expenses of all its personnel and will make available, without expense to the Company, the services of such of the Investment Manager’s partners, officers and employees as may duly be elected officers or directors of the Company, subject to their individual consent to serve and to any limitations imposed by law. The Investment Manager will not be required to pay any expenses of the Company other than those specifically allocated to it in this Section 3. In particular, but without limiting the generality of the foregoing, the Investment Manager will not be required to pay: (i) operational and organizational expenses of the Company; (ii) fees and expenses, including travel expenses, incurred by the Investment Manager or payable to third parties related to the Company Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses relating to, or associated with, evaluating, monitoring, researching and performing due diligence on Company Investments and prospective Company Investments; (iii) interest, fees and other expenses payable on debt, if any, incurred by the Company; (iv) fees and expenses incurred by the Company in connection with membership in investment company organizations; (v) brokers’ commissions; (vi) fees and expenses associated with calculating the Company’s net asset value (including the costs and expenses of any independent valuation firm); (vii) legal, auditing or accounting expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of the Administrator, transfer agent or sub-transfer agent of the Company; (x) the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of shares of the Company; (xi) the expenses of and fees for registering or qualifying shares of the Company for sale and of maintaining the registration of the Company or qualifying and registering the Company as a broker or a dealer; (xii) the fees and expenses of the directors of the Company who are not affiliated with the Investment Manager; (xiii) the fees or disbursements of custodians of the Company’s assets, including expenses incurred in the performance of any obligations enumerated by the certificate of incorporation or bylaws of the Company insofar as they govern agreements with any such custodian; (xiv) the cost of preparing and distributing reports, proxy statements and notices to stockholders, the SEC and other regulatory authorities; (xv) insurance premiums; (xvi) costs of holding stockholder meetings; (xvii) listing fees, if any; or (xviii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of the Company’s business. The Investment Manager shall not be required to pay expenses of activities which are primarily intended to result in sales of shares of the Company, including, but not limited to, all costs and expenses associated with the preparation and distribution of an offering memorandum, a subscription agreement, if applicable, a registration statement or a stockholder application form.

To the extent that expenses to be borne by the Company pursuant to this Section 3 are paid by the Investment Manager, the Company shall reimburse the Investment Manager for such expenses, provided, however, that the Investment Manager may elect, from time to time and in its sole discretion, to bear certain of the Company’s expenses set forth above, including organizational and other expenses.

4. Compensation of the Investment Manager.

(a) The Company shall pay to the Investment Manager for its services to the Company a management fee (the “Management Fee”) and an Incentive Fee (the “Incentive Fee”) as set forth herein. The Company shall make any payments due hereunder to the Investment Manager (or to the Investment Manager’s designee as the Investment Manager may otherwise direct).

(b) The Management Fee will be payable quarterly in arrears and will be appropriately prorated for any partial quarter. The Management Fee will be calculated as follows:

(i) Prior to any listing of the Company’s common stock on a national securities exchange (a “Listing Event”), the Management Fee shall be calculated at an annual rate of 1.50% (0.375% per quarter) of the average of the Company’s net asset value at the end of each of the two most recently completed calendar quarters (or in the case of the first quarter-end following the date of this Agreement, at the end of such quarter).

(ii) Following a Listing Event, the Management Fee shall be calculated at an annual rate of 1.50% (0.375% per quarter) of the average value of the Company’s gross assets (excluding cash or cash equivalents but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters (or in the case of the first quarter-end following a Listing Event, at the end of such quarter).

(c) The Incentive Fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on the Company’s income (such fee referred to herein as the “Incentive Fee on Income”) and a portion is based on the Company’s capital gains (such fee referred to herein as the “Incentive Fee on Capital Gains”), each as described below.

(i) The Incentive Fee on Income will be determined and paid quarterly in arrears based on the amount by which (x) the Pre-Incentive Fee Net Investment Income (as defined below) in respect of the Trailing Twelve Quarters (as defined below) exceeds (y) the Preferred Return Amount (as defined below) in respect of the Trailing Twelve Quarters.

The “Preferred Return Amount” will be determined on a quarterly basis, and will be calculated as 1.75% multiplied by the Company’s net asset value at the beginning of each calendar quarter comprising the relevant Trailing Twelve Quarters. The Preferred Return Amount will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for subscriptions (including all issuances of the Company’s common stock) or distributions during the relevant Trailing Twelve Quarters. Subject to Section 4(c)(ii) below, the amount of the Incentive Fee on Income that will be paid to the Investment Manager for a particular quarter will equal the excess of the Incentive Fee on Income so calculated less the aggregate Incentive Fees on Income that were paid to the Investment Manager in respect of the relevant Trailing Twelve Quarters.

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including, without limitation, any accrued income that the Company has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued during the calendar quarter (including, without limitation, the Management Fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee on Income and the Incentive Fee on Capital Gains). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Prior to a Listing Event, “Trailing Twelve Quarters” means the calendar quarter then ending and the eleven preceding calendar quarters (or, if shorter, the number of quarters or portions thereof that have occurred since the Initial Drawdown Date). Following a Listing Event, “Trailing Twelve Quarters” means the calendar quarter then ending and the eleven preceding calendar quarters (or, if shorter, the number of quarters or portions thereof that have occurred since the Listing Event).

The “Initial Drawdown Date” means the first date on which investors in the Company (other than the initial member of the Company) are required to initially fund their capital commitment to purchase shares of the Company’s common stock.

The Incentive Fee on Income for each quarter will be calculated as follows:

(A)	No Incentive Fee on Income shall be payable to the Investment Manager for any calendar quarter in which the Company’s Pre- Incentive Fee Net Investment Income for the Trailing Twelve Quarters does not exceed the Preferred Return Amount;

(B)	(1) Prior to a Listing Event, 100% of the Company’s Pre- Incentive Fee Net Investment Income for the Trailing Twelve Quarters, if any, that exceeds the Preferred Return Amount but is less than or equal to the sum of 2.0588% multiplied by the Company’s net asset value at the beginning of each calendar quarter comprising the relevant Trailing Twelve Quarters;

(2) Following a Listing Event, 100% of the Company’s Pre- Incentive Fee Net Investment Income for the Trailing Twelve Quarters, if any, that exceeds the Preferred Return Amount but is less than or equal to the sum of 2.1875% multiplied by the Company’s net asset value at the beginning of each calendar quarter comprising the relevant Trailing Twelve Quarters; and

(C)	(1) Prior to a Listing Event, 15% of any Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters that exceeds the sum of 2.0588% multiplied by the Company’s net asset value at the beginning of each calendar quarter comprising the relevant Trailing Twelve Quarters;

(2) Following a Listing Event, 20% of any Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters that exceeds the sum of 2.1875% multiplied by the Company’s net asset value at the beginning of each calendar quarter comprising the relevant Trailing Twelve Quarters.

(ii) The Incentive Fee on Income is subject to a cap (the “Incentive Fee Cap”) calculated as follows:

(A)	Prior to a Listing Event, the Incentive Fee Cap for any quarter is an amount equal to (a) 15% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Quarters less (b) the aggregate Incentive Fees on Income that were paid to the Investment Manager in respect of the first eleven calendar quarters (or such shorter time period since the Initial Drawdown Date) in the relevant Trailing Twelve Quarters; or

(B)	Following a Listing Event, the Incentive Fee Cap for any quarter is an amount equal to (a) 20% of the Cumulative Pre-Incentive Fee Net Return during the relevant Trailing Twelve Quarters less (b) the aggregate Incentive Fees on Income that were paid to the Investment Manager in respect of the first eleven calendar quarters (or such shorter time period since the Listing Event) in the relevant Trailing Twelve Quarters.

For purposes of this Section 4(c)(ii), “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the Trailing Twelve Quarters less (y) the Net Capital Loss (as defined below), if any, in respect of the Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Company shall pay no Incentive Fee on Income to the Investment Manager in that quarter. If, in any quarter, the Incentive Fee Cap is a positive value but is less than the Incentive Fee on Income calculated in accordance with Section 4(c)(i) above, the Company shall pay the Investment Manager the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap is equal to or greater than the Incentive Fee on Income calculated in accordance with Section 4(c)(i) above, the Company shall pay the Investment Manager the Incentive Fee on Income for such quarter.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

(iii) The Incentive Fee on Capital Gains shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement) and will be calculated as follows:

(A)	Prior to a Listing Event, the Incentive Fee on Capital Gains shall equal 15% of the Company’s realized capital gains on a cumulative basis from the Initial Drawdown Date through the end of the applicable calendar year (or the occurrence of a Listing Event), computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any Incentive Fees on Capital Gains previously paid to the Investment Manager.

(B)	Following a Listing Event, the Incentive Fee on Capital Gains shall equal 20% of the Company’s realized capital gains on a cumulative basis from the occurrence of a Listing Event through the end of the applicable calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis since the occurrence of a Listing Event, less the aggregate amount of any Incentive Fees on Capital Gains previously paid to the Investment Manager since the occurrence of a Listing Event.

For purposes of this Section 4(c)(iii), aggregate unrealized capital depreciation of the Company shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable calculation date and (b) the accreted or amortized cost basis of such investment.

5. Avoidance of Inconsistent Position. The Investment Manager or its agent shall arrange for the placing of all orders for the purchase and sale of Company Investments with brokers or dealers (including Goldman, Sachs & Co. or an affiliate thereof) selected by the Investment Manager. In the selection of such brokers or dealers (including Goldman, Sachs & Co. or an affiliate thereof) and the placing of such orders, the Investment Manager is directed at all times to seek to obtain the best net results for the Company, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment Manager may select a broker based partly upon brokerage or research services provided to the Company, the Investment Manager and any of its other accounts. It is also understood that it is desirable for the Company that the Investment Manager have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Manager is authorized to place orders for the purchase and sale of securities for the Company with such brokers, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Manager in connection with its services to other clients. If any occasion should arise in which the Investment Manager gives any advice to its clients concerning the shares of the Company, it will act solely as investment counsel for such clients and not in any way on behalf of the Company. The Investment Manager may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Company as well as its other customers (including any investment company or advisory account for which the Investment Manager or any of its affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other customers.

6. Limitation of Liability of Investment Manager and the Company. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Investment Manager’s part in the performance of its duties or from reckless disregard by the Investment Manager of its obligations and duties under this Agreement. Any person, even though also employed by the Investment Manager, who may be or become an employee of and paid by the Company shall be deemed, when acting within the scope of his employment by the Company, to be acting in such employment solely for the Company and not as the Investment Manager’s employee or agent.

7. Duration and Termination of this Agreement. This Agreement shall remain in full force and effect for two years from the date first written above and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Company’s directors who are not interested persons (as defined in the Investment Company Act) and in accordance with the requirements of the Investment Company Act and (b) by a vote of a majority of the Board of Directors or of a majority of the outstanding voting securities of the Company. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by the Board of Directors, by vote of a majority of the outstanding voting securities of the Company, or by the Investment Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

Any termination of this Agreement pursuant to this Section 7 shall be without penalty or other additional payment save that (i) the Company shall pay the Management Fee and Incentive Fee referred to in Section 4 hereof prorated to the date of termination; and (ii) the Company shall honor any trades entered but not settled before the date of any such termination. Sections 3, 4, 6, 7, 9 and 10 hereof shall survive the termination of this Agreement.

8. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent required under the Investment Company Act, no amendment of this Agreement shall be effective as to the Company until approved by vote of the holders of a majority of the outstanding voting securities of the Company and by a majority of the Board of Directors, including a majority of the directors who are not interested persons (as defined in the Investment Company Act) of the Company and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.

9. General. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company consents to exclusive jurisdiction and venue for any litigation arising out of this Agreement to the United States District Court for the Southern District of New York, unless no federal jurisdiction exists, in which case the Company consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have, if any, under any applicable law.

10. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing sent by courier or registered air mail, or by facsimile or electronic means (and, in respect of communications sent by facsimile or electronic means, confirmed in writing sent by courier or registered air mail), to the requisite party, at its address as follows:

If to the Investment Manager:

Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department, Investment Management Division of Goldman, Sachs & Co.

Fax: (212) 902-4140

If to the Company:

Goldman Sachs Middle Market Lending LLC

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department, Investment Management Division of Goldman, Sachs & Co.

Fax: (212) 902-4140

or to such other address as to which the party receiving the notice shall have notified the other party in writing.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that Section 4(c) or any portion thereof is determined to be contrary to the requirements of Section 205(b)(3) of the Advisers Act as then in effect, Section 4(c) shall deemed to incorporate the applicable requirements of Section 205(b)(3), and as applicable, the compensation payable thereunder shall be reduced accordingly.

12. Effective Date. This Agreement shall be effective as of the date first written above.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Authorized Signatory

GOLDMAN SACHS MIDDLE MARKET LENDING LLC

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Authorized Signatory